CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this "**Agreement**") is made as of July 18, 2013 (the "**Effective Date**") by and between SpectraScience, Inc., a Minnesota corporation ("**Company**"), and **JOHN EVEY** ("**Consultant**"). Company desires to benefit from Consultant's expertise by retaining Consultant as a consultant, and Consultant wishes to perform consulting services for Company, as provided for below. Accordingly, Company and Consultant agree as follows:

1. **ENGAGEMENT OF SERVICES.** Consultant agrees to provide consulting services to Company as described in **Exhibit A** hereto (collectively, the "**Services**") during the term of this Agreement. The Services shall be performed in San Diego, California or at such other place as Company and Consultant may mutually determine. Consultant may not subcontract or otherwise delegate its obligations under this Agreement without Company's prior written consent.

2. **COMPENSATION.** As sole compensation for the performance of the Services, Company will pay to Consultant the compensation specified in **Exhibit B** hereto.

3. **INDEPENDENT CONTRACTOR RELATIONSHIP.** Consultant's relationship with Company will be that of an independent contractor. Consultant is not the agent of Company and is not authorized to make any representation, contract, or commitment on behalf of Company. Consultant will not be entitled to any of the benefits that Company may make available to its employees. Because Consultant is an independent contractor, Company will not withhold or make payments for social security, make unemployment insurance or disability insurance contributions, or obtain worker's compensation insurance on Consultant's behalf. Consultant accepts exclusive liability for complying with all applicable state and federal laws governing self-employed individuals. Consultant will not be developing or creating any work products or inventions of any type. Consultant will also not have Company property of any type except for presentation materials to be shared with those having potential interest in acquiring equity in or otherwise assisting Company.

4. **TERMINATION.**

4.1 **Termination by Company.** Company may terminate this Agreement at its convenience at any time upon 30 days prior written notice to Consultant.

4.2 **Termination by Consultant.** Consultant may terminate this Agreement at any time upon 30 days prior written notice to Company.

4.3 **Noninterference with Business.** During the term of this Agreement and for a period of one (1) year immediately following termination of this Agreement by either party, Consultant agrees not to solicit or induce any employee or independent contractor to terminate or breach an employment, contractual, or other relationship with Company.

4.4 **Survival.** The following provisions shall survive termination of this Agreement: Section 4.3 and Section 5, as well as Exhibit C.

5. **General Provisions.**

5.1 **Governing Law.** This Agreement will be governed and construed in accordance with the laws of the State of California.

5.2 **Severability.** In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein. If moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity, or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

5.3 **No Assignment.** This Agreement may not be assigned by Consultant without Company's consent, and any such attempted assignment shall be void and of no effect.

5.4 **Notices.** All notices, requests, and other communications under this Agreement must be in writing and must be mailed by registered or certified mail, postage prepaid and return receipt requested, or delivered by hand to the party to whom such notice is required or permitted to be given. If mailed, any such notice will be considered to have been given five (5) business days after it was mailed, as evidenced by the postmark. If delivered by hand, any such notice will be considered to have been given when received by the party to whom notice is given, as evidenced by written and dated receipt of the receiving party.

5.5 **Legal Fees.** If any dispute arises between the parties with respect to the matters covered by this Agreement which leads to a proceeding to resolve such dispute, the prevailing party in such proceeding shall be entitled to receive its reasonable attorneys' fees, expert witness fees, and out-of-pocket costs incurred in connection with such proceeding, in addition to any other relief it may be awarded.

5.6 **Injunctive Relief.** A breach of any of the promises or agreements contained in this Agreement may result in irreparable and continuing damage to either party for which there may be no adequate remedy at law, and both parties are therefore entitled to seek injunctive relief as well as such other and further relief as may be appropriate.

5.7 **Waiver.** No waiver by either party of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by either party of any right under this Agreement shall be construed as a waiver of any other right. Neither party shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

5.8 Counterparts. This Agreement may be executed in counterparts, delivered in person, by facsimile or by pdf and electronic mail, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

5.9 Entire Agreement. This Agreement is the final, complete, and exclusive agreement of the parties with respect to the subject matter hereof. This Agreement supersedes all prior discussions. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by both parties. The terms of this Agreement will govern all Services undertaken by Consultant for Company.

IN WITNESS WHEREOF, the parties have, by duly authorized persons, executed this Agreement as of the Effective Date.

SPECTRASCIENCE, INC.

By: *[signature]*

Name: Michael Oliver
Title: President and CEO

Consultant

John M. Evey, Consultant
7683 Marker Road
San Diego, CA 92130

By: *[signature]*

Name: John M. Evey
Title: Owner/Principal

EXHIBIT A

SERVICES

Consultant will provide the following services, as reasonably requested by Company:

1. Consultant shall provide business consulting services to Company to help identify and recruit alternative funding sources on a non-exclusive basis.

2. Consultant shall review descriptive materials and investment presentations prepared by the Company in connection with a potential Financing (collectively, the Presentation Review") and suggest changes to such materials to best position the Company to such prospective investors.

3. Consultant shall identify, evaluate and introduce Company to potential individual and institutional investors who might reasonably be interested in helping to finance the Company (collectively, the "Investor Introductions").

EXHIBIT B

COMPENSATION

Consultant will receive the following compensation as consideration for performing the Services described above.

1. Reasonable out-of-pocket expenses for local travel or other matters associated with this Agreement will be reimbursed by Company within 15 days of receipt of documentation supporting those expenses. Company's standard Expense Reimbursement Policy will be provided to Consultant to provide guidelines for reasonable expense levels. Pre-approval is required for reimbursement of travel and related expenses outside of San Diego County, California.

2. At Consultant's choosing, any or all of the cash payments made under this agreement may be used by the Consultant to participate on the same terms as offered to others transferring funding to the Company during the period while bridge capital to complete the European clinical trials is being raised.

3. The Company's initial goal is to obtain $1 million in bridge funding. At the successful completion of that goal, the Company will compensate the Consultant in the amount of $80,000 in cash.

4. Warrants equivalent to $45,000 in value shall be awarded to the Consultant will be exercisable at .09 dollars per share or at the exercise price offered to investors, whichever is less, and shall continue to be valid through December 31, 2020.

5. If the Company doubles the bridge funding goal, this agreement is automatically renewed on the same terms.

6. If the Company seeks to raise additional funds in its next financing from those introduced by the Consultant to the Company during the period of this agreement, the Company shall then refresh this agreement with the Consultant prior to closing a financing agreement with any such investors.

EXHIBIT C

NON-DISCLOSURE AGREEMENT

This Agreement is entered into this 18th day of July, 2013 by and between SpectraScience, Inc. ("SpectraScience") and John M. Evey.

SpectraScience and John Evey possess valuable information, data and know-how relating to optical markers and the detection and diagnosis of cancer ("Proprietary Information"). The parties hereto are interested in exchanging Proprietary Information to determine the desirability of entering into a business relationship.

NOW, THEREFORE, the parties agree as follows:

1. Either party to this Agreement ("Discloser") may disclose to the other party ("Recipient") Proprietary Information during the period commencing on the date of execution of the Agreement and ending one year thereafter.

2. The Recipient shall treat as confidential and secret all Proprietary Information which has been or may hereafter be disclosed, directly or indirectly, to the Recipient, either orally, in writing or through inspection. Information so disclosed will qualify as Proprietary Information if and only if it is either (a) disclosed in written form and clearly marked "Confidential" or (b) if disclosed orally or through inspection is summarized in a written communication which is received by Recipient within 30 days of the date of first disclosure, and is clearly marked Confidential".

3. The Recipient shall use Proprietary Information received only to the extent necessary to determine the desirability of entering into a business relationship with the Discloser. The Recipient shall not disclose to anyone any Proprietary Information received, and shall use the same degree of care, but no less than a reasonable degree of care, to prevent the disclosure of the Proprietary Information to others as it uses to prevent the disclosure of its own confidential information. Upon request from the Discloser, the Recipient shall promptly deliver to the Discloser all drawings, data, memoranda and information in physical form relating to the Proprietary Information.

4. With the exception of paragraphs (1), (2) & (3) above, nothing contained in this Agreement shall in any way restrict or impair the Recipient's right to use, disclose or otherwise deal with, any Proprietary Information which: (a) at the time of disclosure is generally available to the public or after the time of disclosure becomes generally available to the public through no act of the Recipient; (b) was in the Recipient's possession prior to the time of disclosure and was not acquired, directly or indirectly, from the Company; or (c) is made available to the Recipient by others who did not acquire such Proprietary Information directly or indirectly from the Company.

5. Nothing in this Agreement is intended to grant or transfer any rights under any patent or copyright, or any rights in or to the Proprietary Information, except the limited right to review such Proprietary Information solely for the purpose of determining whether to enter into the proposed business relationship.

6. This Agreement may not be modified except by mutual written consent of both parties. This Agreement shall be governed by and construed under the laws of the State of California. The federal and state courts of the State of California shall have exclusive jurisdiction to adjudicate any dispute arising out of this Agreement.

7. Each Party agrees that its obligations hereunder are necessary and reasonable to protect the other Party, and expressly agrees that monetary damages would be inadequate to compensate the other Party for any breach of any covenant or agreement set forth herein. Each party agrees and acknowledges that any such violation or threatened violation will cause irreparable injury to the other party and that, in addition to any other remedies that may be available, in law, in equity or otherwise, the other party shall be entitled to obtain injunctive relief against the threatened breach of this Agreement or the continuation of any such breach, without the necessity of proving actual damages.

SPECTRASCIENCE:	John M. Evey, Consultant
Michael P. Oliver	John M. Evey
President/Chief Executive Officer	Owner/Principal